Exhibit 99.1

LEIDOS NAMES JAMES C. REAGAN CHIEF FINANCIAL OFFICER

(RESTON, Va.), June 15, 2015 – Leidos Holdings, Inc. [NYSE: LDOS] today announced that the board of directors has appointed James C. Reagan as Executive Vice President (EVP) and Chief Financial Officer (CFO), effective July 6, 2015.

In his new role, Reagan will oversee all financial activities of the company, including accounting and financial reporting, treasury, tax, planning and analysis, and investor relations.

"Jim is an accomplished CFO and a proven leader who brings significant financial and operational expertise to our company," said Leidos Chairman & CEO Roger Krone. "His broad skillset will be a great addition to our talented team and an asset to Leidos as we continue to work toward greater operational excellence – creating value and delivering outstanding results for our customers. This successfully culminates the orderly CFO transition announced in January."

Since 2012, Reagan served as Senior Vice President and CFO of Vencore, Inc. (formerly The SI Organization, Inc.), a provider of information solutions, and engineering and analysis services to the U.S. Intelligence Community, Department of Defense, and federal and civilian agencies. He is a certified public accountant and began his career at PricewaterhouseCoopers LLP.

"It is a great opportunity to join the Leidos team at such an exciting time," said Reagan. "I look forward to bringing all of my expertise to bear to help our businesses grow, and I'm excited to join the ranks of such a talented team of employees who do such critical and impactful work."

Reagan received a master's degree in business administration from Loyola College in Baltimore, Md., as well as a bachelor's degree in business administration from the College of William and Mary in Williamsburg, Va.

About Leidos
Leidos is a FORTUNE 500® science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's 19,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes and defend our Nation's digital and physical infrastructure from 'new world' threats. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $5.06 billion for its fiscal year ended January 30, 2015. For more information, visit www.Leidos.com.
Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the company's Annual Report on Form 10-K for the period ended January 30, 2015, and other such filings that Leidos makes with the SEC from time to time. Due to

Exhibit 99.1

such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:    Melissa Koskovich
(571)526-6850
Koskovichm@leidos.com

Jennifer Gephart
(571) 526- 6852
Gephartja@leidos.com